Exhibit 99.1

     Contact:
     Christopher J. Zyda
     Senior Vice President &
      Chief Financial Officer
     Phone:  (415) 486-2110
     Email:  czyda@luminentcapital.com

        Luminent Mortgage Capital, Inc. Announces 3rd Quarter Earnings

     - Net income of $14.5 million, or $0.39 per share

     - Record REIT taxable net income of $16.9 million, or $0.46 per share

     - Quarterly dividend maintained at $0.43 per share: annualized dividend yield of 14.8%

    SAN FRANCISCO, Nov. 9 /PRNewswire-FirstCall/ -- Luminent Mortgage Capital, Inc. (NYSE: LUM) today reported net income for the quarter ended September 30, 2004 of $14.5 million, or $0.39 diluted earnings per share, and record REIT taxable net income for the quarter ended September 30, 2004 of $16.9 million, or $0.46 per share. Pursuant to the requirements of the Internal Revenue Code, REIT taxable net income, not GAAP net income, is the basis upon which Luminent determines its dividends to stockholders in order to maintain its REIT status. The principal difference between GAAP net income and REIT taxable net income relates to the timing of recognition of realized gains or losses on Eurodollar futures contracts used in the company's liability management strategy. For the first nine months of 2004, net income was $40.2 million, or $1.22 diluted earnings per share.

    Luminent declared a third quarter dividend of $0.43 per share. Based on its November 8, 2004 closing stock price of $11.61, the $0.43 third quarter dividend equates to an annualized dividend yield of 14.8%. This historical yield should not be construed as a predictor of Luminent's future dividend yield.

    "We are pleased with Luminent's strong performance during the third quarter," said Gail P. Seneca, Chairman of the Board and Chief Executive Officer of Luminent. "Once again, our strategy to protect net interest spreads by investing in high quality mortgage-backed securities proved effective even in a volatile quarter for interest rates."

    "Luminent continues to produce strong and consistent dividends for our stockholders. Our effective portfolio management strategy allowed us to maintain our dividend despite a drop in long-term interest rates. We produced double-digit dividend yields in a period when the 10-year Treasury rate fell to just 4.1%."

    For the quarter ended September 30, 2004, the weighted-average yield on average earning assets was 3.30%, and the weighted-average total cost of funds on repurchase agreement liabilities was 1.72%, resulting in a net interest spread of 1.58%. The weighted-average yield on average earning assets increased during the third quarter primarily due to lower principal prepayment activity. Our liability costs rose as we restructured our funding to include more interest rate swaps and long-term repurchase agreement liabilities. This should stabilize our liability costs even if short-term interest rates rise further.

    At September 30, 2004, the weighted-average coupon of the mortgage assets was 4.12%. The principal payment rate on our mortgage-backed securities, an annual rate of principal paydowns for our mortgage-backed securities relative to the outstanding principal balance of our mortgage-backed securities, was 26% for the quarter ended September 30, 2004. The principal payment rate for the quarter ended September 30, 2004 decreased in comparison to the quarter ended June 30, 2004 primarily due to the lower principal prepayment activity.

    All mortgage assets held at September 30, 2004 were short duration, high-quality mortgages. Mortgage assets held at September 30, 2004 were approximately $4.5 billion and were allocated as follows: 3.0% adjustable-rate mortgages; 95.8% hybrid adjustable-rate mortgages; and 1.2% balloon-maturity mortgages. Approximately 62.8% of the assets were invested in agency securities with the remaining 37.2 % invested in AAA-rated, securitized, residential whole loan mortgages. As of September 30, 2004, all of the mortgage-backed securities in our portfolio were purchased at a premium and the portfolio had a weighted-average amortized cost of 101.7% of face amount.

    At September 30, 2004, the outstanding repurchase agreement balance was $4.1 billion and the weighted-average days to rate reset of Luminent's total liabilities was 314 days.

    Luminent's book value on September 30, 2004 was $420.3 million, or $11.36 per share. The book value at September 30, 2004 includes the impact of the cash distribution of $0.43 per share for the third quarter and the mark to market on its portfolio. Luminent's book value per share, excluding the unrealized marks to market on its portfolio and interest rate swaps, was $12.62 at September 30, 2004.

    "We focus investor attention on book value without the impact of unrealized marks to market because Luminent intends to hold its mortgage-backed securities and interest rate swaps to maturity," said Ms. Seneca.
"This book value represents the amount of equity truly at work for our stockholders in our investment strategy. At its price of $11.61 on November 8, 2004, LUM is trading below its adjusted book value per share."

    Leverage, defined as total repurchase agreements divided by total stockholders' equity, at September 30, 2004 was 9.8 times. Leverage remained constant in comparison to the second quarter of 2004.

    Luminent Mortgage Capital, Inc., based in San Francisco, California, was formed in April 2003 to invest primarily in U.S. agency and other highly rated, single-family, adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities, which it acquires in the secondary market. Luminent is externally managed and advised by Seneca Capital Management LLC. Luminent is organized and conducts its operations so as to qualify as a real estate investment trust for federal income tax purposes. Luminent's website can be found at www.luminentcapital.com.

    Luminent will hold a third quarter 2004 earnings conference call on Tuesday, November 9, 2004 at 10:00 a.m. PST. The dial-in number is 1-800-599-9829 and the passcode is 25624647. There will be a replay available through December 9, 2004. The replay number is 1-888-286-8010 and the passcode is 99039159. The call will be webcast and can be accessed at Luminent's web site at www.luminentcapital.com or through CCBN's individual investor center at www.fulldisclosure.com. A webcast replay will be archived
for one year on the Event Calendar page at   www.luminentcapital.com.

    The international dial-in number is 1-617-847-8703 and the passcode is 25624647. There will be a replay available through December 9, 2004. The international replay number is 1-617-801-6888 and the passcode is 99039159.

    This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent's control. Luminent faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities may not be available for purchase on favorable terms, that borrowings to finance the purchase of assets may not be available on favorable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and that Luminent's strategies may not be effective (including portfolio management and hedging strategies and strategy to protect net interest spreads). The reports that Luminent files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which Luminent is subject. Because of those risks, Luminent's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. Luminent assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

                       LUMINENT MORTGAGE CAPITAL, INC.
                                BALANCE SHEETS
                                 (Unaudited)

    (in thousands, except share
     and per share amounts)                     September 30,  December 31,
                                                     2004           2003

    Assets:
        Cash and cash equivalents                     $3,806         $7,219
        Mortgage-backed securities
         available-for-sale, at fair value           142,741        352,123
        Mortgage-backed securities
         available-for-sale, pledged as
         collateral, at fair value                 4,385,354      1,809,822
        Interest receivable                           17,208          7,345
        Principal receivable                          15,521          2,313
        Swap contracts, at fair value                  2,463             --
        Other assets                                   3,406            518

    Total assets                                  $4,570,499     $2,179,340

    Liabilities:
        Repurchase agreements                     $4,121,519     $1,728,973
        Unsettled security purchases                      --        156,127
        Margin debt                                    2,278             --
        Cash distribution payable                     15,911          5,267
        Futures contracts, at fair value               1,161            157
        Accrued interest expense                       5,792          3,777
        Management fee payable, incentive
         fees payable and other related party
         liabilities                                   3,181          1,088
        Insurance note payable                            --             92
        Accounts payable and accrued expenses            379          1,363

    Total liabilities                              4,150,221      1,896,844

    Stockholders' Equity:
       Preferred stock, par value $0.001:
         10,000,000 shares authorized; no shares
         issued and outstanding at September 30,
         2004 and December 31, 2003                       --             --
       Common stock, par value $0.001:
         100,000,000 shares authorized;
         37,002,696 and 24,814,000 shares issued
         and outstanding at September 30, 2004
         and December 31, 2003, respectively              37             25
       Additional paid-in capital                    477,224        317,339
       Deferred compensation                         (1,588)             --
       Accumulated other comprehensive loss         (45,074)       (26,510)
       Accumulated distributions in excess of
        accumulated earnings                        (10,321)        (8,358)
    Total stockholders' equity                       420,278        282,496

    Total liabilities and stockholders' equity    $4,570,499     $2,179,340



                       LUMINENT MORTGAGE CAPITAL, INC.
                           STATEMENTS OF OPERATIONS
                                 (Unaudited)

    (in thousands, except share and           For the Three    For the Nine
     per share amounts)                        Months Ended     Months Ended
                                              September 30,    September 30,
                                                   2004             2004
    Revenues:
    Net interest income:
        Interest income                          $34,261           $81,683
        Interest expense                          16,632            32,649

           Net interest income                    17,629            49,034

    Expenses:
        Management fee expense to related
         party                                     1,096             2,969
        Incentive fee expense to related
         parties                                   1,367             3,463
        Salaries and benefits                        112               318
        Professional services                        191               836
        Board of directors expense                    52               171
        Insurance expense                            137               494
        Custody expense                              113               274
        Other general and administrative
         expenses                                     67               261

    Total expenses                                 3,135             8,786

    Net income                                   $14,494           $40,248

    Net income per share - basic                   $0.39             $1.22

    Net income per share - diluted                 $0.39             $1.22

    Weighted-average number of shares
     outstanding - basic                      36,814,000        32,916,190

    Weighted-average number of shares
     outstanding - diluted                    36,867,233        32,938,893